FORM C - OFFERING STATEMENT - Lgcy, LLC

Item 1 - Information About the Issuer

Legal Name: Lgcy, LLC

Business Address: 10601 Clarence Dr., Suite 250, Frisco, TX 75033

Website: https://www.lgcycards.com/

Legal Status: Limited Liability Company

State of Incorporation: Texas

Date of Incorporation: 1/28/2025

Jurisdiction: United States

Item 2 - Business and Anticipated Business Plan

Lgcy, LLC is a sports technology and digital media platform enabling athletes to create custom trading cards linked to highlight content.

Target customers include youth, amateur, and collegiate athletes, teams, and families.

Growth strategy includes partnerships, NIL collaborations, and expansion through camps and events.

Item 3 - Directors and Officers

Zachery Michael Barlow - Founder

D1 Track & Field Athlete and youth coach

Item 4 - Ownership and Capital Structure

The issuer is a limited liability company with membership interests. 100% is owned by the founder.

Item 5 - Indebtedness

The issuer currently has no outstanding debt obligations.

Item 6 - Offering Details

Security Type: Unsecured interest-bearing debt security

Target Offering Amount: $5,000

Maximum Offering Amount: $15,000

Minimum Investment Amount: $20

Interest Rate: 10%

Term Length: 24 months

Payment Frequency: Monthly

Offering Deadline: 5/22/2026

Oversubscriptions may be accepted up to the maximum offering amount.

Investor funds will be held in escrow until the target offering amount is met. If the target offering amount is not met, funds will be returned.

The issuer will pay crcle a 7% success fee.

Description of the Securities

The securities offered are unsecured, interest-bearing debt obligations of Lgcy, LLC. These securities do not provide investors with any ownership, equity interest, or voting rights in the issuer.

The securities have a fixed interest rate and term as described in this offering. Payments of principal and interest are dependent on the issuer's ability to generate sufficient revenue and cash flow.

The securities are not secured by any collateral. In the event of a default, investors may have limited recourse against the issuer's assets.

The securities will rank junior to any secured indebtedness and on parity with other unsecured obligations of the issuer, if any.

The issuer may, at its discretion, prepay the securities in whole or in part without penalty.

The securities are subject to transfer restrictions under Regulation Crowdfunding and may not be resold for a period of one year, except as permitted by applicable law.

Item 7 - Use of Proceeds

The issuer intends to use the proceeds from this offering as follows:

At the Target Offering Amount of $5,000:

- Inventory / Cost of Goods: $2,000 (40%)

- Marketing & Customer Acquisition: $2,000 (40%)

- Operations / Expansion: $1,000 (20%)

At $10,000 (Management Target):

- Inventory / Cost of Goods: $3,000 (30%)

- Marketing & Customer Acquisition: $3,500 (35%)

- Expansion: $3,500 (35%)

At the Maximum Offering Amount of $15,000:

Funds will be allocated proportionally across the categories above to support increased production capacity, marketing efforts, and expansion initiatives.

Item 8 - Risk Factors

Investing in this offering involves risk. Prospective investors should carefully consider the following risks before making an investment decision.

Early Stage Business Risk

The issuer is an early-stage business with limited operating history. There can be no assurance that the issuer will achieve its business objectives or generate consistent revenue.

Competition Risk

The issuer operates in a competitive market that includes businesses offering sports memorabilia, collectibles, and digital sports media products. Increased competition may affect the issuer's ability to attract customers and generate revenue.

Economic Conditions Risk

Changes in economic conditions may reduce discretionary consumer spending on sports-related products and services, which could negatively affect the issuer's business.

Liquidity Risk

The securities offered in this offering are not publicly traded and may be illiquid. Investors may not be able to resell their investment and should be prepared to hold the securities for an extended period of time.

Transfer Restriction Risk

Investors may not resell the securities for a period of one year except under limited circumstances as permitted under Regulation Crowdfunding.

Unsecured Debt Risk

The securities are unsecured and are not backed by any collateral. In the event of default, investors may not recover their full investment.

Payment Risk

The issuer's ability to make scheduled interest and principal payments depends on its ability to generate sufficient revenue and maintain adequate cash flow.

Subordination Risk

In the event of liquidation, the securities will rank behind any secured creditors and may be pari passu with other unsecured obligations of the issuer.

Future Financing Risk

The issuer may raise additional capital in the future, which could increase its debt obligations and impact its ability to repay investors.

Risk of Loss of Investment

An investment in the issuer involves a high degree of risk and may result in the loss of the investor's entire investment.

Item 9 - Financial Condition

Fiscal Year 2025 (Most Recent Completed Fiscal Year)

Revenue: $12,490

Net Income: ($36,610)

Cash on Hand: $0

Year-to-Date Financial Performance (Unaudited)

As of March 2026, the issuer reports:

Revenue: $4,322

Net Income: ($298)

Cash on Hand: $1,748

A significant portion of founder capital was used to cover operating expenses and member distributions.

Related Party Transactions

The issuer has engaged in transactions with its founder, including capital contributions and distributions. No other related-party transactions exist.

Item 10 - Financial Statements

Financial statements are certified by the Principal Executive Officer. The issuer's financial statements are attached as Exhibit 1 to this Form C.

Item 11 - Signature

Signed by Zachery Michael Barlow, Principal Executive Officer.

Exhibit 2 - Officer Certification